EXHIBIT 10.11

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 22nd day of December 2006 (the “Effective Date”), by and between Nuada, LLC, a North Carolina limited liability company having an address at 406 Blackwell Street, Suite 200, Durham, NC 27701 (“Nuada”), and DARA BioSciences, Inc., a Delaware corporation having an address at 4505 Falls of Neuse Road, Suite 125, Raleigh, NC 27609 (“DARA”). Nuada and DARA may be referred to herein individually as a “Party” or together, as the “Parties”.

In consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows.

1. Definitions.

For the purpose of this Agreement, the following definitions shall apply.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with a Party for so long as such control exists. For purposes of this definition, the term “control” means the decision-making authority as to such Person, through ownership of equity, membership interests or contract. Such control will be presumed to exist where a Person owns more than fifty percent (50%) of the equity entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

“API” means therapeutically active pharmaceutical ingredient.

“Combination Product” means any Product that is a pharmaceutical preparation for human use incorporating two or more APIs, at least one of which is not a Licensed API.

“Control” means, with respect to any Licensed Patent or Licensed Know-How, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Licensed Patent or Licensed Know-How as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including any and all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto.

“First Commercial Sale” means the first shipment of commercial quantities of any Product sold to a Third Party by a Party, its Affiliate or Sublicensee in any country after receipt of Marketing Authorization Approval for such Product in such country. Sales for test marketing, sampling and promotional uses, clinical trial or research purposes, compassionate uses, or to an Affiliate or Sublicensee for resale will not be considered to constitute a First Commercial Sale.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, provincial, county, city or other political subdivision thereof, or (iii) any supranational body, including but not limited to, the United States Food and Drug Administration and the European Agency for the Evaluation of Medicinal Products.

“Laws” means all laws, statutes, rules, regulations (including but not limited to, current Good Manufacturing Practice regulations as specified in 21 C.F.R. §§ 210 and 211; Investigational New Drug Application regulations at 21 C.F.R, § 312; NDA regulations at 21 C.F.R. § 314; relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the FDA), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

“Licensed API” means an API which is the subject of Valid Claims in the Licensed Patents.

“Licensed Know-How” means all inventions, discoveries, improvements, information, formulations, methods, processes, materials, data, drawings, sketches, designs, testing and test results, records and Regulatory Documentation relating to the Licensed Patents.

“Licensed Patents” means those patents and patent applications listed on Exhibit A attached hereto, including United States provisional applications and foreign priority applications and any continuations, continuations-in-part, divisionals, registrations, confirmations, revalidations, reissues, Patent Cooperation Treaty (PCT) applications, utility models, design patents, petty patents as well as all related extensions, restorations of terms and/or reissues and foreign counterparts of the foregoing (including extensions granted under the US Drug Price Competition and Patent Term Restoration Act 1984 and the EC Supplementary Protection Certificate Regulation (Council Regulation (EEC) No. 1768/92), any legislation, amending, replacing or implementing the foregoing, and any similar or equivalent extension under any applicable Law), and all other intellectual property related to the application or patent including supplementary protection certificates or any other such right; in each case, to the extent the same has not been held, by a court or Governmental Authority of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken.

“Marketing Authorization Approval” means all approvals, licenses, registrations or authorizations required by or from a Governmental Authority for sale and marketing of a product in its jurisdiction, including any applicable pricing, final labeling and reimbursement approvals of such Governmental Authority.

“Net Sales” means the total gross amounts invoiced for sales of a Product by DARA or any of its Affiliates or Sublicensees less, to the extent included in the gross invoice amount, the following: (a) reasonable and customary trade, quantity, or cash discounts, rebates, retroactive price reductions, credits, or other allowances actually allowed or granted from the billed amount and taken; (b) tariffs, duties, and sales, customs, excise, use, value added, consumption, or similar taxes (provided that, to the extent any of the foregoing paid with respect to the sale of a Product are recovered by DARA, such amounts shall be included in Net Sales during the calendar quarter in which they are recovered); (c) allowances, rebates, credits and refunds for returned, damaged, recalled, or defective products; and (d) shipping, freight, and insurance costs.

A “sale” will include any transfer or other disposition for consideration, and Net Sales will include the fair market value of all consideration received by DARA, its Affiliates or Sublicensees in respect of any sale of a Product, whether such consideration is in cash payment, in kind, set off or in any other form, subject to the deductions in (a) through (d) above; provided, however, that sales of Products for clinical trials, test marketing, promotional purposes, sampling purposes, or research purposes, or compassionate uses shall not constitute Net Sales for purposes of this Agreement; provided further, however, that, notwithstanding the foregoing, any such sales for clinical trials made following Market Authorization Approval for a Product in a manner and at a price substantially equivalent to those of such Product when sold for purely commercial purposes (e.g. sale at full price for use in Phase IV clinical studies) shall not be excluded from Net Sales. Amounts received by DARA or its Affiliates or Sublicensees for the sale of Products among DARA and its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the Laws of any jurisdiction.

“Phase I Clinical Trial(s)” means, with respect to the United States, the first phase of human clinical trials, typically including clinical trials conducted in relatively small numbers of healthy volunteers or patients with the condition to obtain information on, typically, a Product’s safety, tolerability, pharmacological activity, pharmacokinetics, drug metabolism and mechanism of action, as more fully defined in 21 C.F.R. § 312.21(a), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

“Phase II Clinical Trial(s)” means, with respect to the United States, well-controlled clinical trials in human subjects, including clinical trials conducted in patients with the condition, and typically designed to evaluate clinical activity (including but not limited to, pertinent pharmacodynamic effects or biomarker responses) and safety for a Product for one or more indications, as well as to obtain an indication of the dosage regimen required, as more fully defined in 21 C.F.R. § 312.21(b), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

“Phase III Clinical Trial(s)” means, with respect to the United States, large-scale, pivotal, clinical trials conducted in a sufficient number of human patients whose primary objective is typically to obtain a definitive evaluation of the therapeutic efficacy and safety of a Product in patients for the particular indication in question that is needed to evaluate the overall risk-benefit profile of such Product and to provide an adequate basis for obtaining requisite regulatory approval(s) and product labeling, as more fully defined in 21 C.F.R. § 312.21(c), as may be amended, and, with respect to any other country or jurisdiction, the equivalent of such a clinical trial in such other country or jurisdiction.

“Product” means a product, the manufacture, use, sale, offer for sale, or import of which would, but for the licenses granted hereunder, infringe a Valid Claim of a Licensed Patent or that incorporates Licensed Know-How.

“Regulatory Authority” shall mean any applicable Government Authorities regulating or otherwise exercising authority with respect to the Exploitation of a Product.

“Sublicensee” shall mean any sublicensee of DARA or an Affiliate thereof with respect to any of the rights granted under this Agreement.

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Term” means the period from the Effective Date until termination in accordance with Section 7 of this Agreement or, if later, the later of (i) expiration or termination of the last Valid Claim of a patent right within the Licensed Patents or (ii) the twentieth (20th) anniversary of this Agreement.

“Valid Claim” means any claim pending in a patent application or in an unexpired patent that has not been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer.

2. Grant.

2.1 License. Subject to the terms of this Agreement, effective as of the Effective Date, Nuada grants to DARA a worldwide exclusive license, with rights of sublicense, under the Licensed Patents to Exploit Products and a worldwide nonexclusive license, with rights of sublicense under the Licensed Know-How to Exploit Products.

2.2 Sublicenses. DARA may grant sublicenses to Third Parties and its Affiliates with respect to the rights licensed hereunder without Nuada’s prior written consent, provided that such sublicenses are consistent with the relevant terms of this Agreement.

3. Diligence.

3.1 Within 180 days of the Effective Date, DARA shall provide to Nuada a copy of DARA’s initial plan for the Exploitation of Products, which is subject to change or update at any time by DARA in its sole discretion.

3.2 DARA shall, during the Term, use commercially reasonable efforts to diligently pursue the Exploitation of at least one Product under the licenses granted hereunder. The activities of DARA’s Affiliates and their Sublicensees shall be deemed the activities of DARA for purposes of satisfying this Section 3.2.

3.3 DARA shall, during the Term, submit annual progress reports to Nuada for each year within 90 days after the end of such year. The progress reports will discuss in reasonable detail the progress and results, as well as ongoing plans, with respect to the Exploitation of the Products. Nuada shall also have the right to meet with DARA’s senior business, scientific and technical personnel to discuss such information at a mutually acceptable time and place.

4. Consideration. In consideration for the license of the Licensed Patents and the Licensed Know-How hereunder, DARA agrees to pay Nuada the following amounts.

4.1 License Fee. DARA shall pay Nuada [***] on the Effective Date.

4.2 Milestone Fees. DARA shall pay the amounts detailed below within 120 days of the achievement of the corresponding milestones.

Milestone	Milestone Fee
The dosing of the first patient in the first Phase I Clinical Trial conducted by or on behalf of DARA or its Affiliates or Sublicensees with respect to a Product.	[	***]

The receipt of final results of the first Phase II Clinical Trial conducted by or on behalf of DARA or its Affiliates or Sublicensees with respect to a Product, which results would permit the commencement of a Phase III Clinical Trial.

	[	***]

The receipt of final results of the first Phase III Clinical Trial conducted by or on behalf of DARA or its Affiliates or Sublicensees with respect to a Product, which results would permit the submission of a new drug application to the Federal Drug Administration.

	[	***]

Marketing Authorization Approval in the first Major Market (defined below) for the sale of a Product.	[	***]

Marketing Authorization Approval in the second Major Market for the sale of a Product.	[	***]

“Major Market” shall mean any of the United States, Japan or any country that is a member of the European Union.

Each milestone payment above shall only be made once under this Agreement upon the initial accomplishment of the relevant milestone by the first Product to achieve it, regardless of the number of Products or indications with respect thereto satisfying such milestone.

4.3 Running Royalties.

4.3.1 DARA shall pay Nuada, within 45 days following the end of each calendar quarter, (i) [***] of Net Sales of all Products in countries in which there is a Valid Claim of a Patent claiming the use, sale, or manufacture of Products, until the aggregate of such Net Sales in all countries equals [***], after which the royalty rate on any subsequent Net Sales in excess of [***] in the same calendar year will increase to [***], and (ii) [***] of Net Sales of all Products in countries in which there is not a Valid Claim of a Patent claiming the use, sale, or manufacture of such Products.

4.3.2 Notwithstanding anything to the contrary in this Agreement, all royalties payable under this Section 4.3 shall be paid on a country-by-country basis from the date of First Commercial Sale of a Product in a particular country.

4.4 Duration of Royalty Payments. All royalty obligations under this Agreement with respect to a particular Product shall expire at the end of the Term. Upon the expiration of all royalty obligations under this Agreement, the licenses granted to DARA by Nuada under this Agreement will become non-exclusive, perpetual, irrevocable, fully-paid, and royalty-free.

4.5 Bundling. In the event that a Product is included as a “bundle” of products or services, DARA may discount Net Sales of such Product for purposes of calculating royalties due under this Agreement by no more than the average percentage discount of all products subject to reimbursement by managed health care organizations, health insurers, and government agencies in a manner similar to that of the Product (“Comparable Products”) in a particular “bundle,” calculated as [1-(A/B)] x 100, where “A” equals the total discounted price of the portion of a particular “bundle” consisting of such products, and “B” equals the sum of the undiscounted bona fide list prices of each unit of every such product in such “bundle”. DARA will provide to Nuada, to the extent reasonably available or ascertainable, documentation establishing such average discount with respect to each “bundle”. If DARA cannot so establish the average discount of a “bundle,” Net Sales for the “bundled” Product will be based on (i) the median selling price of the Product alone during the applicable calendar quarter, if the Product is sold in a non-“bundled” form during such calendar quarter, or, if such Product is not sold in a non-“bundled” form during such calendar quarter, (ii) the undiscounted list price of the Product in the “bundle”. If a Product in a “bundle” is not sold separately, and/or no bona fide list price exists for such Product or the other Comparable Products included in the “bundle,” then the Parties will negotiate in good faith, based on a commercially reasonable determination of the relative values and/or imputed prices of the “bundled” product’s constituent products and Product, and imputed discounts provided with respect thereto, an alternative determination of Net Sales with respect to the Product included in such “bundled” product consistent with the intent of this Section 4.5.

4.6 Combination Products. In the event a Product is sold which is a Combination Product, for purposes of determining payments due under Section 4.3, Net Sales of Combination Products shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), in which A is the Gross Selling Price (as defined below) of the Product when such Product is sold in substantial quantities containing a Licensed API as the sole API during the applicable accounting period in which the Net Sales of the Product were calculated, and B is the Gross Selling Price of products incorporating solely the other APIs contained in the Combination Product sold separately in substantial quantities during the applicable accounting period. In the event that no separate sale of either the Product containing a Licensed API as the sole API or products incorporating solely the other APIs of the Combination Product are made during the accounting period in which the Net Sales were calculated, or if the Gross Selling Price for a product solely incorporating a particular API cannot be determined for the applicable accounting period, Net Sales allocable to the Product and Combination Product shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on a reasonably equitable method of determining same that takes into account variations in potency, the relative contribution of each API in the Combination Product, and relative value to the end user of each API. For purposes of this Section, “Gross Selling Price” shall mean the gross price at which a product incorporating such API as the sole API is sold to a Third Party, before discounts, deductions, credits, taxes or allowances.

4.7 Third Party Royalties. In the event that:

(a) a Product is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in any given country and such infringement is directly related to the manufacture, use, practice, or sale of the Licensed Patents, and DARA, an Affiliate thereof, or any Sublicensee licenses such patent(s) in settlement of such claims (“Infringement License”), or

(b) DARA, an Affiliate thereof, or any Sublicensee determines, in its reasonable discretion, including (1) consultation with its patent counsel and (2) the provision to Nuada of a reasonable opportunity to discuss such determination, that it is commercially, reasonably necessary to obtain a license to practice any Third Party’s rights in any given country in order to avoid, with respect to the Exploitation of a Product, (i) infringement or misappropriation of such Third Party’s rights or (ii) infringement- or misappropriation-related litigation with respect to such Third Party rights, provided that, in either case, such possible infringement or misappropriation is directly related to the manufacture, use, practice, or sale of the Licensed Patents (such license, a “Necessary License”), and, provided further, that DARA or its Affiliate or any Sublicensee provides Nuada a reasonable opportunity to discuss and evaluate the necessity of such license, then DARA may deduct up to one hundred percent (100%) of any fees, milestones or royalties paid by DARA, an Affiliate thereof, or any Sublicensee to Third Parties for Infringement Licenses and Necessary Licenses (or such amounts paid by DARA, an Affiliate thereof, or any Sublicensee in settlement of any related infringement action) from the amounts otherwise due but not yet paid to Nuada pursuant to Sections 4.2 and 4.3 hereof; provided, however, that, notwithstanding the foregoing, (i) the total amount due to Nuada under this Agreement with respect to any particular calendar quarter shall not be reduced by more than fifty percent (50%) as a result of any adjustments under this Section 4.7 and (ii) any amounts not deducted in a calendar quarter as a result of the application of (a) and/or (b) above shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such fifty percent (50%) limitation in each case.

4.8 Compulsory Licenses. Should a compulsory license be granted to a Third Party under the applicable Laws of any country under the Licensed Patents, or with respect to

Products, DARA shall notify Nuada, including any material information concerning such compulsory license, prior to the grant of such compulsory license and the running royalty rate payable hereunder for sales of Products in such country will be adjusted, if necessary, to match any lower royalty rate granted to such Third Party for such country with respect to the sales of such Products, provided that during such periods such Third Parties sell or offer for sale under the compulsory license articles that compete with the Products then marketed and sold by DARA, its Affiliates, or Sublicensees in that country.

4.9 Tax Withholding. In addition, in the event any of the payments made by DARA pursuant to this Section 4 become subject to withholding taxes under the Laws of any jurisdiction, such amounts payable to Nuada shall be reduced by the amount of taxes deducted and withheld, and DARA shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Nuada an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Nuada to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Nuada. DARA will provide Nuada with reasonable assistance, as requested by Nuada, at Nuada’s expense, to enable Nuada to recover such taxes as permitted by Law.

4.10 Net Sales Report. Within 45 days following the end of each calendar quarter following the First Commercial Sale, DARA will submit to Nuada a written report setting forth Net Sales (including the detailed computation thereof) on a country-by-country basis and Product-by-Product basis during such calendar quarter and calendar year-to-date, total royalty and milestone payments due to Nuada, relevant sales and pricing data in support of royalties paid on Product sold as a “bundle” and Combination Products, and relevant information as necessary to support any reduction in royalties paid resulting from the application of Section 4 hereof.

4.11 Payment Terms. All sums due to Nuada will be payable in United States dollars. Except as otherwise set forth herein with respect to royalties and milestones, all other payments due hereunder will be paid within thirty (30) days following receipt of an invoice requesting such payment.

4.12 Financial Records: Audits. DARA will keep at its corporate headquarters, accurate and complete records of milestones achieved and Net Sales reasonably sufficient to determine the amounts due to Nuada under this Agreement. Such records will be retained by DARA for at least the three (3) calendar years following the end of the calendar year during which such Net Sales or milestones were achieved. During normal business hours and with reasonable advance written notice to DARA, such records will be made available for inspection, copying, review and audit, at the request of Nuada, by an independent certified public accountant appointed by Nuada and reasonably acceptable to DARA for the purpose of verifying the accuracy of accounting reports and payments pursuant to this Agreement. Such auditor will be required to enter into a confidentiality agreement with DARA prior to performing the audit. The final report of the auditor, including methodology and supporting documentation, will be transmitted to both Parties. Such audits may not be performed by Nuada more than once per calendar year, All costs and expenses incurred in performing any such audit will be paid by

Nuada unless the audit discloses at least a five percent (5%) shortfall in payments made with respect to the audited time period(s), in which case DARA will bear the costs and expenses of the audit. Nuada will be entitled to recover any shortfall in payments as determined by such audit.

5. Certain Warranties.

5.1 Mutual Representations and Warranties. DARA and Nuada each represents and warrants to the other, with respect to itself and not the other Party, as of the Effective Date that:

(a) Such Party (i) is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has the requisite power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) has obtained all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction over such Party, required for entering into and performing this Agreement;

(b) The execution, delivery and performance of this Agreement by such Party (i) are within the corporate or limited liability company power of such Party; (ii) have been duly authorized by all necessary or proper corporate or limited liability company action; (iii) do not conflict with any provision of the organizational documents of such Party; (iv) do not, to such Party’s knowledge, violate any Law or any order or decree of any court or Governmental Authority; and (v) do not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, loan, agreement or other instrument to which such Party is a party, or by which such Party is bound; and

(c) This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5.2 Nuada Representations and Warranties. Nuada hereby represents, warrants and covenants that:

(a) Nuada Controls all of the rights, title and interest in and to the Licensed Patents and Licensed Know-How as necessary to enter into and grant the licenses contemplated by this Agreement;

(b) Nuada does not have any present knowledge from which it would reasonably conclude that the Licensed Patents are invalid or that the Exploitation of any technology claimed therein would infringe patent rights of Third Parties;

(c) Nuada has not omitted to furnish DARA with any material information requested by DARA, or intentionally concealed from DARA, any material information in its possession concerning the Licensed Patents, the Licensed Know-How, or the subject matter of the transactions contemplated by this Agreement which would be material to DARA’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein;

(d) Neither Nuada nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Person obtaining any interest in, or that would give to any Person any right to assert any claim in or with respect to, any rights granted to DARA under this Agreement or anticipated to be the subject of the licenses contemplated hereby;

(e) Nuada has not, and during the Term of the Agreement will not, grant any right to any Third Party relating to the Licensed Patents or the Licensed Know-How that conflicts with the rights or obligations of DARA hereunder;

(f) During the Term, Nuada shall not, without the prior written consent of DARA, encumber the Licensed Patents or the Licensed Know-How with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership, unless the encumbrance is expressly subject to DARA’s rights under this Agreement and the license agreements contemplated hereby;

(g) Nuada has furnished, or will furnish promptly after the Effective Date, to DARA all tangible manifestations of the Licensed Know-How which Nuada Controls as of the Effective Date;

(h) Nuada has taken reasonable measures, using its good faith business judgment, to protect the confidentiality of the Licensed Know-How; and

(i) With respect to the Licensed Patents:

(1) No Licensed Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding;

(2) Nuada has no knowledge of any claim pending, threatened or previously made in writing alleging infringement or misappropriation by Nuada of any patent, trade secret or other intellectual property right of any Third Party; and

(3) Nuada is not aware of any Third Party activities which would constitute misappropriation or infringement of any of the Licensed Patents.

5.3 Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES AND EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

6. Patents.

6.1 Prosecution and Maintenance of Patents. DARA shall, as between the Parties, bear the cost of all future patent expenses associated with the preparation, filing, prosecuting, issuance, and maintenance of patents and patent applications included in the Licensed Patents following the Effective Date. The Parties acknowledge and agree that the foregoing obligation shall include, but not be limited to, the costs and expenses associated with the Licensed Patents due in December for filings in Australia, Canada, India, Japan, the United States and the European Union. Such filings, prosecution, and maintenance shall be by counsel of DARA’s choosing, under the primary control and direction of DARA, and shall be in the name of Nuada. DARA shall keep Nuada advised as to such filing, prosecution, issuance, and maintenance by forwarding to Nuada copies of all material official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating thereto. Nuada shall have the right to comment and advise DARA as to the conduct of such filing, prosecution, and maintenance, provided, however, that DARA shall have the right to make the final decisions for all matters associated with such filing, prosecution, and maintenance. In the event that DARA elects not to maintain or prosecute any patent or patent application within the Licensed Patents, (i) DARA shall give Nuada sixty (60) days prior written notice of such election and (ii) Nuada will thereafter have the right, but not the obligation, upon written notice to DARA during such sixty (60) day period, at Nuada’s sole expense, to prosecute and/or maintain such patents or patent applications, in light of the commercial interests of both parties, in the name of Nuada.

6.2 Indemnification.

6.2.1 Indemnification Claims. If (a) a claim is brought by a Third Party alleging patent infringement by DARA, its Affiliates, or their Sublicensees with respect to the development, manufacture, use, sale, offer for sale or importation of Products, (b) a civil action is brought by a Third Party arising out of or relating to the practice of the Licensed Patents, or (c) any Third Party challenges the validity of any claims of any Licensed Patent, each Party will give prompt written notice to the other Party of such claim (collectively, an “Indemnification Claim”). DARA will, at its sole cost and expense, (i) defend such Indemnification Claim, (ii) assume all costs, expenses, damages and other obligations for payments incurred in connection with such Indemnification Claim, and (iii) indemnify and hold harmless Nuada and its managers, members, Affiliates, successors and assigns from and against any and all damages, losses, liabilities and costs relating to or arising out of such Indemnification Claim. DARA shall be free to enter into a settlement, consent judgment, or other voluntary disposition of such Indemnification Claim, provided that any settlement, consent judgment or other voluntary disposition of such Indemnification shall (x) contain a full and unconditional release of Nuada and its managers, members, Affiliates, successors and assigns, (y) not subject Nuada to any liability or obligation and (z) not admit fault or wrongdoing on the part of Nuada. Nuada agrees to cooperate with DARA, at DARA’s expense, in any reasonable manner deemed by DARA to be necessary in defending any such Indemnification Claim. DARA shall reimburse Nuada for any reasonable out of pocket expenses incurred in providing such assistance. Any recovery or damages received by DARA in any action or settlement under this Section 6.2.1 with respect to the rights licensed under this Agreement shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be deemed Net Sales subject to royalties under Section 4.3. Notwithstanding the foregoing, either Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding controlled by the other Party.

6.2.2 Infringement of Patents. In the event that DARA or Nuada becomes aware of actual or threatened infringement of any Licensed Patent during the Term, that Party will promptly notify the other Party in writing, which notice shall include any known material details concerning such infringement or misappropriation. With respect to any alleged actual or threatened infringement of the Licensed Patents, DARA shall have the first and primary right, but not the obligation, to, in its sole discretion, to initiate, prosecute, and control any action or legal proceedings, and/or enter into a settlement, including any declaratory judgment action, on its behalf or in Nuada’s name, if necessary, with respect to such alleged infringement or misappropriation. If, within twelve (12) months of the notice above, DARA (i) shall have been unsuccessful in persuading the alleged infringer or misappropriator to desist, (ii) shall not have brought and shall not be diligently prosecuting an infringement or misappropriation action, or (iii) has not entered into settlement discussions with respect to such infringement or misappropriation, or if DARA notifies Nuada that it has decided not to undertake any of the foregoing against any such alleged infringer or misappropriator, then Nuada shall then have the right, but not the obligation, to bring suit to enforce the Licensed Patents, or to seek relief with respect to such misappropriation, at its own expense. In any such litigation brought by DARA, DARA shall have the right to, if and as reasonably necessary or useful in such action, use and sue in Nuada’s name, and Nuada shall cooperate reasonably, as requested by DARA and at DARA’s expense (which expense shall be reasonable and documented). The Party pursuing or controlling any action against an alleged infringer or misappropriator pursuant to the foregoing (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action, provided, however, that (i) the Controlling Party shall consult with the other Party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Licensed Patent (if Nuada is the Secondary Party), (2) subjects the Secondary Party to any non-indemnified liability or obligation, or (3) admits fault or wrongdoing on the part of Secondary Party, must be approved in writing by Secondary Party, such approval not to be unreasonably withheld. Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within ten (10) business days of any request for such approval by the Controlling Party, provided that (i) in the event Secondary Party wishes to deny such approval, such notice shall include a written description of Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such ten (10) business day period. Any recovery or damages received by the Controlling Party with respect to the infringement or misappropriation of DARA’s rights under the Licensed Patents shall be used first to reimburse the Parties for unreimbursed reasonable, documented expenses incurred in connection with such action, and the remainder shall be deemed Net Sales and subject to the payment of royalties to Nuada under Section 4.3 above. Notwithstanding the foregoing, the Secondary Party, at its expense, shall have the right to be represented by counsel of its choice in any such proceeding.

6.3 Assistance. For purposes of this Section 6, the Party not bringing suit or defending any suit will, at the expense of the other Party, execute such legal papers or take such actions necessary for the prosecution or defense of such suit as may be reasonably requested by the Party bringing suit or defending any suit.

7. Term and Termination.

7.1 Term. Unless otherwise mutually agreed to by the Parties or earlier terminated as provided herein, this Agreement will commence on the Effective Date and will end upon expiration of the Term. Except in the event of termination under Section 7.2, the licenses granted by Nuada to DARA pursuant to Section 2 will be considered fully-paid and will become perpetual, irrevocable, and non-exclusive upon expiration of the Term.

7.2 Termination for Material Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party materially breaches in the performance of its obligations under this Agreement; provided that, if such breach can be cured, the breaching Party will have thirty (30) days after receipt of written notice thereof from the non-breaching Party to cure such breach. Any such termination will become effective at the end of such 30-day period unless the breaching Party has cured any such breach prior to the expiration of such 30-day period. Notwithstanding the foregoing, in the event of a breach by DARA of the provisions of Section 3.2, such breach shall be considered to be a material breach for purposes of this Section 7.2, and DARA’s right to cure any such breach shall be limited only to its first breach of Section 3.2, and DARA shall not have the right to cure any subsequent breach of the provisions of Section 3.2.

7.3 Effects of Termination.

73.1 Effect of Termination for Material Breach.

(a) Material Breach by DARA. In the event this Agreement is terminated by Nuada pursuant to Section 7.2 for material breach by DARA, all licenses granted by Nuada to DARA or its Affiliates under this Agreement will terminate, subject to Section 7.3.2, provided that, notwithstanding the foregoing, DARA and its Affiliates shall have the privilege, subject to the payment of royalties as required under Section 4, of (i) completing the manufacture of any Products in the process of manufacture as of the effective date of such termination (the “Termination Date”), (ii) selling such Products and all finished Products in DARA’s or its Affiliates’ possession or under their control as of the Termination Date for a period of one year following the Termination Date upon commercially reasonable conditions, and (iii) completing performance of all contracts entered into with Third Parties prior to the Termination Date for the marketing, sale, or manufacture of Products for a period of one year following the Termination Date.

(b) Material Breach by Nuada. In the event this Agreement is terminated by DARA pursuant to Section 7.2 for material breach by Nuada all licenses granted by Nuada to DARA or its Affiliates under this Agreement prior to termination will survive, subject to DARA’s continued obligation to pay milestones and royalties to Nuada hereunder.

7.3.2 Sublicenses. If this Agreement is terminated by Nuada for DARA’s breach, pursuant to Section 7.2, all sublicenses granted to Third Parties regarding the intellectual property rights licensed to DARA by Nuada hereunder prior to such termination shall survive and be automatically assigned to, and enforceable by, Nuada upon such termination, subject to the payment of any future amounts due thereunder to Nuada, in order to permit such Sublicensees’ continued quiet enjoyment of their rights thereunder in accordance with the terms thereof; provided, however, that such assignment shall not subject Nuada to any obligations or liabilities in excess of those imposed by this Agreement.

7.4 Accrued Rights; Surviving Obligations. Except as provided elsewhere, termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration will not relieve any Party from obligations which are expressly or by implication intended to survive termination or expiration of this Agreement, including but not limited to, definitions, rights to payment, and Sections 6.2, 6.3, 7, 8, 9, and 10 and will not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration.

8. Confidential Information.

8.1 Definition. “Confidential Information” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including but not limited to, the terms of this Agreement and information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products. Confidential Information will not include any such information that: (i) is already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure (as evidenced by written records of the Receiving Party); (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party; (iii) is disclosed to the Receiving Party without obligation of confidentiality by a Third Party who had the legal right to disclose such information; or (iv) is independently discovered or developed by or on behalf of the Receiving Party without the use or benefit of the Confidential Information of the Disclosing Party (as evidenced by written records of the Receiving Party).

8.2 Confidentiality. The Receiving Party will keep in confidence all Confidential Information of the Disclosing Party with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but no less than a reasonable degree of care. The Receiving Party will not use such Confidential Information for any purpose other than in performance of or exercise of its rights under this Agreement or disclose the same to any other Person other than to such of its employees, agent, or subcontractors who have a need to know such Confidential Information to implement the terms of or exercise of its rights under this Agreement. A Receiving Party will advise any employee, agent or subcontractor who receives Confidential Information of such obligations, and the Receiving Party will ensure that all such agents, employees and subcontractors comply with such obligations as if they had been a Party hereto. The Receiving Party will be liable for breach of this Section 8 by any of its employees, agents or subcontractors. Notwithstanding the foregoing, nothing in this Section 8 shall limit or preclude DARA’s use or disclosure of Nuada’s Confidential Information in its reasonable efforts to Exploit the Licensed Patents.

8.3 Permitted Disclosure and Use. The Receiving Party will have the right to disclose Confidential Information if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is required by Law or the rules of any stock exchange, provided that, to the extent reasonably practicable, the Receiving Party gives adequate prior notice of such disclosure to the Disclosing Party to permit the Disclosing Party to intervene and to request protective orders or other confidential treatment. The Receiving Party will cooperate reasonably with any such efforts by the Disclosing Party.

8.4 Confidentiality of this Agreement. The terms of this Agreement will be deemed Confidential Information of each Party. Either Party may disclose the terms of this Agreement (i) if, in the opinion of its counsel, such disclosure is required by Law, provided that such Party will seek appropriate confidentiality of those portions of the Agreement for which confidential treatment or a protective order is typically permitted by the relevant Governmental Authority or (ii) as necessary in connection with any financing, merger, strategic partnership, or other similar transaction, subject to the execution of confidentiality agreement with the Third Party.

8.5 Return. Upon termination of this Agreement, the Receiving Party will return or destroy all documents or other media containing Confidential Information of the Disclosing Party.

8.6 Remedies. Money damages will not be an adequate remedy if this Section 8 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

8.7 Survival. This Section 8 will survive the expiration or termination of this Agreement for a period of ten (10) years.

9. Indemnification; Limitation of Liability.

9.1 Indemnification by DARA. Subject to Sections 9.3 and 9.4, DARA will defend, indemnify and hold harmless Nuada and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, taxes, liens, diminutions in value, costs, expenses and fees (including reasonable attorneys’ fees and expenses, and the costs of investigation incurred in defending against or settling any such matter and any amounts paid in settlement thereof) (collectively, “Losses”) arising out of claims made by Third Parties, to the extent arising out of (i) DARA’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (ii) breach by DARA of any of its representations, warranties, covenants, or agreements under this Agreement or (iii) the Exploitation of Products by DARA, its Affiliates, agents, subcontractors or Sublicensees, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable Laws by Nuada or its Affiliates, sublicensees, officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

9.2 Indemnification by Nuada. Subject to Sections 9.3 and 9.4, Nuada will defend, indemnify and hold harmless DARA and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Losses arising out of claims made by Third Parties, to the extent arising out of (i) Nuada’s negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement or (ii) breach by Nuada of any of its representations, warranties, covenants or agreements under this Agreement, except to the extent resulting from the negligence or willful misconduct, breach of this Agreement, or failure to comply with applicable Laws by DARA or its Affiliates, sublicensees, officers, directors, employees, contractors, agents, other representatives, successors, or assigns.

9.3 Procedure for Indemnification. A Party which intends to seek indemnification under this Section 9 (such Party hereinafter referred to as the “Indemnitee”) for a Loss in respect to a Claim by a Third Party (“Third Party Claim”), will promptly give written notice thereof to the Party from whom indemnification is sought (such other Party hereinafter referred to as the “Indemnitor”) within a reasonable period of time after the assertion of such Third Party Claim; provided, however, that the failure to provide written notice of such Third Party Claim within a reasonable period of time will not relieve Indemnitor of any of its obligations hereunder, except to the extent that Indemnitor is materially prejudiced by such failure. Indemnitor may assume the complete control of the defense, compromise or settlement of any Third Party Claim (provided that any settlement of any Third Party Claim that (i) subjects Indemnitee to any non-indemnified liability or (ii) admits fault or wrongdoing on the part of Indemnitee will require the prior written consent of such Indemnitee, provided such consent will not be unreasonably withheld), including, at its own expense, employment of legal counsel, and at any time thereafter Indemnitor will be entitled to exercise, on behalf of Indemnitee, any rights which may mitigate the extent or amount of such Third Party Claim; provided, however, that if Indemnitor will have exercised its right to assume control of such Third Party Claim, Indemnitee (i) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by Indemnitor) in any such matter; (ii) will, at Indemnitor’s own expense, make available to Indemnitor those employees, officers, contractors, and directors of Indemnitee whose assistance, testimony or presence is necessary or appropriate to assist Indemnitor in evaluating and in defending any such Third Party Claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (iii) will otherwise fully cooperate with Indemnitor and its legal counsel in the investigation and defense of such Third Party Claim.

9.4 Consequential Damages. EXCEPT WITH RESPECT TO BREACHES OF SECTION 8, BREACHES OF THE LICENSES GRANTED HEREUNDER, OR CLAIMS FOR PATENT INFRINGEMENT, IN NO EVENT WILL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE

OR CONSEQUENTIAL DAMAGES INCLUDING LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY IN RESPECT OF THIRD PARTY LOSSES UNDER THE PROVISIONS OF THIS SECTION 9.

9.5 Setoffs. If DARA shall be entitled to be indemnified for Losses in accordance with this Section 9 or, as determined by a court of competent jurisdiction, suffers damages as a result of a breach of this Agreement by Nuada, the parties hereby agree that DARA shall set off the amount of such Losses or damages (subject to the limitations of Section 9.4) from existing or future amounts, if any, owed to Nuada pursuant to this Agreement, and nothing in this Agreement shall be construed to require or permit DARA to seek indemnification from Nuada or other legal relief prior to offsetting any such Losses or damages from amounts owed to Nuada hereunder.

10. Miscellaneous.

10.1 Public Announcements. Except as may be expressly permitted under this Section 10.1 or required by applicable Laws or the rules of any stock exchange, neither Party will make any public announcement of any information regarding this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned, or delayed, provided that, notwithstanding the foregoing, DARA shall have the right to identify Nuada as the licensor and to disclose the terms of this Agreement to actual or prospective investors, strategic partners, investment bankers, acquirors, acquisition targets, and regulatory authorities, in connection with its financing, regulatory, licensing, development, stockholder relations, and other business activities or that it may deem to be required in any prospectus, offering memorandum, or other document or filing prepared in connection with its compliance obligations under applicable securities Law or other applicable Law or regulation.

10.2 Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without such Party’s approval. For all purposes, DARA’s legal relationship under this Agreement to Nuada will be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement will be construed to establish a relationship of partners or joint venturers between the Parties.

10.3 Expenses. The fees and expenses of both DARA and Nuada incurred in connection with the negotiation, preparation and execution of this Agreement shall be paid as follows: (a) DARA shall pay the first $8,000 of such fees and expenses, whether incurred by DARA or Nuada, (b) Nuada shall pay the next $4,000, whether incurred by DARA or Nuada, and (c) any such amounts in excess of $12,000 shall be paid one-half by DARA and one-half by Nuada.

10.4 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, and which could not with the exercise of due diligence have been avoided (“Force Majeure Event”), including but not limited to, fire, accident, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, will not excuse such Party from the performance of its obligations or duties under this Agreement, but will merely suspend such performance during the Force Majeure Event. The Party subject to a Force Majeure Event will promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and will provide the other Party, from time to time, with its estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected will use commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty will promptly recommence. The Party subject to the Force Majeure Event will not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 10.4.

10.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Wake County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

10.6 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that either Party may assign this Agreement without such consent to any of its Affiliates or to a successor to all or substantially all of the assets or business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction. Any assignment in violation of this provision is void and without effect. This Agreement will be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

10.7 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, in English, and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Nuada:

Nuada, LLC

c/o Intersouth Partners

406 Blackwell Street, Suite 200

Durham, NC 27701

Attn: Bob Bell

Facsimile: (919) 493-6649

DARA:

DARA BioSciences, Inc.

4505 Falls of Neuse Road, Suite 125

Raleigh, NC 27609

Attn: Richard A. Franco, Sr.

Facsimile: (919) 861-0239

or to such other address as the addressee will have last furnished in writing in accord with this provision. Any such communication shall be deemed given (a) when delivered, if personally delivered or sent by facsimile on a business day, (b) on the second business day after dispatch, if sent by an internationally recognized overnight courier, and (c) upon receipt, if sent in any other manner.

10.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

10.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.10 Waiver. No waiver of any term or condition of this Agreement will be effective unless set forth in a written instrument that explicitly refers to this Agreement that is duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior, concurrent or future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

10.11 Entire Agreement. This Agreement (including the appendices and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties, whether written or oral, including but not limited, to all proposals, negotiations, conversations, letters of intent, memoranda of understanding or discussions, between Parties relating to the subject matter of this Agreement and all past dealing or industry custom.

10.12 Modification. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and the clause to be modified, which amendment is signed by duly authorized representatives of DARA and Nuada.

10.13 Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, will be deemed to be an original and both of which together will constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Exclusive License Agreement on the dates indicated below.

NUADA, LLC		DARA BIOSCIENCES, INC.

By:	/s/ Robert M. Bell	By:	/s/ Richard A. Franco
Name:	Robert Bell	Name:	RICHARD A. FRANCO
Title:	Manager	Title:	PRESIDENT

EXHIBIT A

LICENSED PATENTS

Title:	Status	Serial Number	Filing Date	Inventors
Peptidase Inhibitors	Pending	PCT/US2005/025837	July 21, 2005	Royalty, Susan